Exhibit 99.1

News Release

For Immediate Release	For Further Information Contact:
August 24, 2004	Arleen Llerandi
Vice President, Investor Relations
(407) 822-2989

HUGHES SUPPLY ANNOUNCES RECORD SECOND

QUARTER RESULTS WITH EARNINGS INCREASE OF 111% ON SALES GROWTH OF 40%

SAME STORE SALES GROW 17%

ANNOUNCES TWO-FOR-ONE STOCK SPLIT

Hughes Supply, Inc. (NYSE:HUG) Orlando, Florida

Hughes Supply, a leading distributor of construction, repair and maintenance-related products, today reported record results of operations for its second quarter of fiscal year 2005.

Revenues for the second quarter ended July 30, 2004 were $1,143.1 million, the highest quarterly revenue in the Company’s history, and an increase of 40% from $815.1 million in last year’s second quarter. Same store sales increased 17% in the quarter with double-digit growth reported in most segments.

Net income in the quarter grew 111% to a record $39.4 million compared to $18.7 million in the prior year’s second quarter. Earnings per diluted share grew 59% to $1.27, on approximately 31.0 million average shares outstanding, compared to $0.80 per diluted share on approximately 23.3 million average shares outstanding in the prior year’s second quarter.

Revenues for the six months ended July 30, 2004 grew 34% to $2,135.9 million, compared to $1,597.9 million last year. For the first six months, net income grew 127% to $69.2 million, compared to $30.5 million, and earnings per diluted share grew 71% to $2.24 versus $1.31 a year ago. Same store sales grew 16% in the first six months.

The Company also announced that its board of directors approved a two-for-one stock split in the form of a stock dividend, payable on September 22, 2004, to shareholders of record as of the close of business on September 15, 2004. Hughes Supply shareholders will receive one additional share for each share held on that date. The split will increase the outstanding shares of common stock to approximately 62.0 million shares. Common shares and earnings per share data included in this release have not been adjusted for the impact of the stock split.

Revenues

Sales for the second quarter of fiscal year 2005 are summarized below ($ in millions):

	Second Quarter		% Variance	Year-to-date		% Variance
	FY 2005	FY 2004		FY 2005	FY 2004
Existing Base	$954.5	$799.5	19%	$1,839.3	$1,560.3	18%
Branch Openings/Closures	7.3	15.6		17.6	37.6
Acquisitions	200.1	179.6	(Pro forma )	380.7	334.5	(Pro forma )

Same Store Sales [1]	1,161.9	994.7	17%	2,237.6	1,932.4	16%
Less: Pre-Acquisition Pro-forma Sales	(18.8)	(179.6)		(101.7)	(334.5)

Reported Revenues	$1,143.1	$815.1	40%	$2,135.9	$1,597.9	34%

[1]	Same store sales calculation includes all branches, including newly opened, closed and those acquired during the comparative fiscal periods. For comparative purposes, prior period sales are reported on a pro forma basis to include pre-acquisition sales activity.

The Company’s second quarter results of operations reflected continued strength in residential demand, stronger commercial activity and higher commodity prices across its segments. The higher prices are estimated to account for approximately one-half of the Company’s second quarter same store sales growth of 17%.

“I am very pleased with our second consecutive quarter of record performance and our first quarter in which sales exceeded $1 billion,” said Tom Morgan, President and Chief Executive Officer. “The stronger demand and higher commodity prices experienced in the first quarter continued throughout the second quarter, and although we began to see prices leveling out early in July in certain commodities such as copper, nickel and steel, prices then began to rise again towards the end of the quarter. Our ability to successfully capitalize on the favorable market conditions, while effectively managing costs, along with the higher returns of our recent strategic acquisitions, allowed us to attain significant operating leverage and deliver record results again this quarter,” stated Morgan.

Segment Revenues

Segment revenues and same store sales growth for the second quarter are summarized below ($ in millions):

	Reported Revenues			Reported Revenues
	Second Quarter		Same Store Sales Growth	Year-to-date		Same Store Sales Growth
	FY2005	FY2004		FY2005	FY2004
Water & Sewer	$323.3	$232.5	20%	$594.9	$451.5	18%
Plumbing/HVAC	280.1	219.5	9%	501.0	424.7	10%
MRO	126.3	36.2	1%	233.2	66.8	3%
Utilities	108.7	91.5	19%	208.8	180.4	16%
Electrical	108.0	90.0	20%	210.3	180.4	17%
Industrial PVF	85.6	67.4	27%	168.3	140.5	20%
Other	111.1	78.0	42%	219.4	153.6	43%

Total	$1,143.1	$815.1	17%	$2,135.9	$1,597.9	16%

•	The Water & Sewer segment experienced very strong same store sales growth in the quarter across all regions due to increased residential and municipal projects and higher prices for

PVC, ductile iron pipe and steel products, which accounted for approximately one-third of the 20% same store sales growth. Included in this segment are revenues of $19.8 million generated by Marden Susco, and revenues of $22.2 million generated by Standard Wholesale, acquired in August 2003 and May 2004, respectively.

•	The Plumbing/HVAC segment reported same store sales growth of 9% as a result of stronger demand in the commercial sector and continued strength in residential projects, along with price increases in steel, copper and PVC products. The higher prices are estimated to account for approximately one-third to one-half of the same store sales increase in the quarter. Included in this segment are revenues of $45 million generated by Todd Pipe & Supply, acquired on May 28, 2004. The addition of Todd Pipe & Supply resulted in improved profitability, contributing to a 3% operating income ratio, a 20 basis point improvement over last year.

•	The MRO segment, which includes the Century acquisition, posted same store sales growth of 1%. The integration of Century is progressing well and ahead of schedule; however, sales growth softened in the quarter due to the following factors: (1) the short-term disruption of the sales force integration and facility rationalization efforts has been greater than originally anticipated; and (2) as a result of low interest rates, which favors first home purchases, apartment occupancy in key markets such as Atlanta, Houston and Dallas is at historically low levels, leading to decreased maintenance spending by property managers. Despite the soft sales growth and integration costs, the operating income ratio in this segment expanded by 150 basis points to 9.8% from the prior year’s second quarter. Additionally, synergies are ahead of target, and the integration is expected to be completed by the end of this fiscal year.

•	The Utilities segment reported very solid same store sales growth of 19% due to improved overall market conditions, expanded alliances with large electric utility companies and higher commodity prices. Higher prices are estimated to account for approximately one-third of the sales increase in the quarter. A higher percentage of lower margin direct shipment sales resulted in a slightly lower operating income ratio of 4.2%, compared to 4.5% last year.

•	The Electrical segment posted very strong 20% sales growth with solid improvement in the majority of its branches due to increased and larger commercial, residential and municipal projects. Additionally, higher prices for steel, copper and PVC-based products are estimated to account for approximately one-half of the sales increase. The higher sales and prices resulted in an operating income ratio improvement of 70 basis points over the previous year’s second quarter.

•	The Industrial PVF segment reported outstanding quarterly sales growth of 27% as the business continued to benefit from higher nickel and steel prices, which contributed approximately three-fourths of the quarter’s sales growth. Also contributing to the sales growth was higher demand resulting from a slight improvement in the industrial market, particularly in fabrication, the addition of several new accounts, and market share gains due to the business’ depth and breadth of highly specialized inventory. The strong sales and good expense management led to significantly improved profitability with a record operating income ratio of 14.5%, a 660 basis point improvement over last year.

•	The Other category, which includes the Building Materials, Fire Protection, and Mechanical businesses, reported another very strong quarter with sales growth of 42%. Higher prices contributed approximately two-thirds of the sales improvement for these businesses in the quarter. Building Materials posted very strong sales growth of 46% due to higher steel and lumber prices, as well as increased commercial construction activity in the southeastern United States. The Fire Protection business reported strong 47% growth due to higher steel prices and increased municipal and residential projects, and Mechanical reported sales growth of 7% due primarily to higher steel prices. Aggregate profitability for these businesses also improved significantly this quarter with an operating income ratio of 10.1%, a 610 basis point increase over last year.

Operating Income

In the second quarter, the Company’s gross margin ratio expanded 100 basis points to 23.6%, driven by the mix of higher return MRO, Industrial PVF and Building Materials businesses, and the strong pricing environment. Higher prices are estimated to account for 25 basis points of the second quarter’s gross margin improvement. Despite increased spending in the areas of employee benefits, transportation, acquisition integration, insurance and information technology, the Company improved its operating expense ratio by 68 basis points, resulting in an operating income ratio of 6.2%, a 168 basis point improvement over last year’s second quarter. On a year-to-date basis, the Company’s gross margin ratio expanded to 23.9%, a 140 basis point improvement over last year, and its operating income ratio grew to 5.7%, compared to 3.9% in the previous year.

Segment Operating Income

Segment operating income and its ratio to sales for the second quarter are summarized below ($ in millions):

	Operating Income			Operating Income
	Second Quarter		2Q FY05	Year-to-date		YTD FY05
	FY2005	FY2004	Ratio to Sales	FY2005	FY2004	Ratio to Sales
Water & Sewer	$18.7	$13.4	5.8%	$29.3	$22.3	4.9%
Plumbing/HVAC	8.5	6.1	3.0%	13.6	7.2	2.7%
MRO	12.4	3.0	9.8%	19.6	4.2	8.4%
Utilities	4.6	4.1	4.2%	7.5	7.5	3.6%
Electrical	2.7	1.6	2.5%	6.3	3.5	3.0%
Industrial PVF	12.4	5.3	14.5%	23.9	11.9	14.2%
Other	11.2	3.1	10.1%	20.9	5.9	9.5%

Total	$70.5	$36.6	6.2%	$121.1	$62.5	5.7%

Earnings and Cash Flow

In terms of earnings and cash flow, David Bearman, Chief Financial Officer, commented,

“The strong earnings and profitability improvement this quarter demonstrates once again the high operating leverage attainable in our business. Although we incurred higher employee-related, freight, fuel, insurance and integration expenses, along with our planned investment spending, our operating expense ratio improved by 68 basis points to 17.5%. In addition, an effective tax rate of 39% compared to last year’s 40%, resulted in a net income return on sales improvement of 110 basis points to 3.4%.

“Regarding cash flow, this quarter’s 17% organic sales growth and higher inventory costs, due to the higher prices, resulted in cash usage of approximately $25 million to support the higher growth. Although this level of growth increased our working capital requirements, as a result of our various asset management initiatives and higher earnings, the return on capital invested in the business increased sharply in the second quarter,” stated Bearman.

Third Quarter Outlook

Tom Morgan commented, “We remain encouraged by the continued strength in the residential market, the stronger commercial sector activity, and our ability in the first half of this year to pass on the higher commodity prices. However, as we have mentioned previously, the current pricing environment is unusual and somewhat unpredictable, and will result in margin compression as prices stabilize or decrease, which we expect will occur at some point. This, together with expectations that sales going forward will be somewhat lower than the record levels of the first half, and comparables versus the second half of last year that will become more challenging, will bring organic sales growth rates down to about 11% and 9% in the third and fourth quarters, respectively, but still well above historical levels.

“In addition, we continue to make investments in technology and people to help us execute our three key strategic initiatives of capitalizing on organic growth opportunities, pursuing strategic acquisitions and developing best in class operations, all of which we expect will provide higher and more sustainable profitability in the future,” concluded Morgan.

The following are projected targeted ranges for the third quarter of fiscal year 2005, ending October 29, 2004, compared to the prior year’s third quarter:

•	Revenues: $1,130 million - $1,140 million, an increase of 31% - 33%, with same store sales up 10% - 12%

•	Net Income: $30.4 million - $31.9 million, an increase of 71% - 79%

•	Diluted Earnings per Share: $0.98 - $1.03, an increase of 29% - 36%

The following are annual projections for the fiscal year ending January 31, 2005, compared to the fiscal year ended 2004:

•	Revenues: $4,240 million - $4,275 million, an increase of 30% - 31%, with same store sales up 12% - 14%

•	Net Income: $113.8 million - $116.9 million, an increase of 97% - 103%

•	Diluted Earnings per Share: $3.67 - $3.77, an increase of 49% - 53%

Earnings Conference Call and Investor Day 2004 Webcasts

Hughes Supply will host a conference call at 9:00 a.m. Eastern Time on Wednesday, August 25, 2004 to discuss the Company’s second quarter performance and third quarter outlook. This conference call can be accessed via the web at: http://www.hughessupply.com by selecting the Investors tab, or via telephone at: 888-283-3870; passcode Hughes; leader Mr. David Bearman. A replay of the conference call will be available on the website until September 25, 2004, or you may dial 866-357-4212; passcode Hughes.

Hughes Supply will also host an Investor Day in New York City on Thursday, September 9, 2004, from 8:00 a.m. to 12:00 noon Eastern Time. The event will include presentations from Tom Morgan, President and Chief Executive Officer, and other members of Hughes’ senior management team, who will provide an update on the Company’s various strategic initiatives.

The event will be broadcast live beginning at approximately 8:30 a.m. Eastern Time on September 9, 2004, in the investor relations section of www.hughessupply.com. The Investor Day agenda and registration information is available on the Company’s website.

About Hughes Supply, Inc.

Hughes Supply, Inc., founded in 1928, is one of the nation’s largest diversified wholesale distributors of construction, repair and maintenance-related products, with nearly 500 locations in 38 states. Headquartered in Orlando, Florida, Hughes employs approximately 9,100 associates and generates annual revenues of nearly $4 billion. Hughes is a Fortune 500 company and was named the #2 Most Admired Company in America in the Wholesalers: Diversified Industry segment by Fortune Magazine. For additional information on Hughes Supply, you may visit www.hughessupply.com

Except for historical information, all other information discussed in this news release consists of forward-looking statements under the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe”, “anticipate”, “estimate”, “expect”, “may”, “will”, “should”, “plan”, “intend”, “project”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance, and achievements expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the strength of the construction market and the general economy, fluctuating commodity prices and unexpected product shortages, competition, success in integrating, and achieving expected profitability from, acquired businesses, reliance on key personnel, overseas movement of manufacturing facilities, delay in implementing operating systems, our fixed cost structure, product purchasing and supply, customer credit policies, and other factors set forth from time to time in filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release and under section 27A of the Securities Act and section 21E of the Exchange Act. Hughes Supply does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Hughes Supply, Inc.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended
	July 30, 2004	Ratio to Net Sales	August 1, 2003	Ratio to Net Sales	V%
Net Sales	$1,143.1		$815.1		40%
Cost of Sales	873.0		630.6

Gross Margin	270.1	23.6%	184.5	22.6%	46%

Operating Expenses:
Selling, general and administrative	192.9		142.9
Depreciation and amortization	6.7		5.0

Total operating expenses	199.6	17.5%	147.9	18.1%	35%

Operating Income	70.5	6.2%	36.6	4.5%	93%

Non-Operating Income (Expenses):
Interest and other income	1.6		1.9
Interest expense	(7.5)		(7.4)

	(5.9)		(5.5)

Income Before Income Taxes	64.6		31.1		108%
Income Taxes	25.2		12.4

Net Income	$39.4	3.4%	$18.7	2.3%	111%

Earnings Per Share:
Basic	$1.31		$0.82		60%

Diluted	$1.27		$0.80		59%

Weighted-Average Shares Outstanding:
Basic	30.0		22.8

Diluted	31.0		23.3

Dividends Declared Per Share	$0.13		$0.10		30%

Net Sales by Segment:

Water & Sewer	$323.3		$232.5		39%
Plumbing/HVAC	280.1		219.5		28%
MRO	126.3		36.2		249%
Utilities	108.7		91.5		19%
Electrical	108.0		90.0		20%
Industrial PVF	85.6		67.4		27%
Other	111.1		78.0		42%

Total	$1,143.1		$815.1		40%

Hughes Supply, Inc.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Six Months Ended
	July 30, 2004	Ratio to Net Sales	August 1, 2003	Ratio to Net Sales	V%
Net Sales	$2,135.9		$1,597.9		34%
Cost of Sales	1,624.7		1,238.0

Gross Margin	511.2	23.9%	359.9	22.5%	42%

Operating Expenses:
Selling, general and administrative	377.4		287.3
Depreciation and amortization	12.7		10.1

Total operating expenses	390.1	18.3%	297.4	18.6%	31%

Operating Income	121.1	5.7%	62.5	3.9%	94%

Non-Operating Income (Expenses):
Interest and other income	3.3		3.4
Interest expense	(13.8)		(15.1)

	(10.5)		(11.7)

Income Before Income Taxes	110.6		50.8		118%
Income Taxes	41.4		20.3

Net Income	$69.2	3.2%	$30.5	1.9%	127%

Earnings Per Share:
Basic	$2.31		$1.33		74%

Diluted	$2.24		$1.31		71%

Weighted-Average Shares Outstanding:
Basic	30.0		22.8

Diluted	30.9		23.2

Dividends Declared Per Share	$0.26		$0.20		30%

Net Sales by Segment:

Water & Sewer	$594.9		$451.5		32%
Plumbing/HVAC	501.0		424.7		18%
MRO	233.2		66.8		249%
Utilities	208.8		180.4		16%
Electrical	210.3		180.4		17%
Industrial PVF	168.3		140.5		20%
Other	219.4		153.6		43%

Total	$2,135.9		$1,597.9		34%

Hughes Supply, Inc.

Consolidated Balance Sheets

(in millions)

	July 30, 2004 (Unaudited)	January 30, 2004 (Audited)	August 1, 2003 (Unaudited)
Assets

Current Assets:
Cash and cash equivalents	$18.2	$8.3	$3.8
Accounts receivable, net	662.5	493.3	469.0
Inventories	570.6	467.0	436.9
Deferred income taxes	24.8	19.4	17.9
Other current assets	61.4	53.0	52.6

Total current assets	1,337.5	1,041.0	980.2

Property and Equipment, Net	112.4	161.8	170.4
Goodwill	645.4	609.8	320.1
Other Assets	112.0	68.7	29.6

Total assets	$2,207.3	$1,881.3	$1,500.3

Liabilities and Shareholders’ Equity

Current Liabilities:
Current portion of long-term debt	$45.2	$44.6	$63.7
Accounts payable	426.3	308.3	279.6
Accrued compensation and benefits	38.4	39.3	33.1
Other current liabilities	78.4	45.2	36.8

Total current liabilities	588.3	437.4	413.2

Long-Term Debt	449.6	368.7	366.4
Deferred Income Taxes	69.0	55.4	46.5
Other Noncurrent Liabilities	18.2	7.8	7.3

Total liabilities	1,125.1	869.3	833.4

Shareholders’ Equity:
Common stock	30.8	30.8	23.9
Capital in excess of par value	535.7	533.3	222.3
Retained earnings	527.5	465.1	442.4
Treasury stock and other	(11.8)	(17.2)	(21.7)

Total shareholders’ equity	1,082.2	1,012.0	666.9

Total liabilities and shareholders’ equity	$2,207.3	$1,881.3	$1,500.3

Hughes Supply, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Three Months Ended		Six Months Ended
	July 30, 2004	August 1, 2003	July 30, 2004	August 1, 2003
Cash Flows from Operating Activities:
Net income	$39.4	$18.7	$69.2	$30.5
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	6.7	5.0	12.7	10.1
Deferred income taxes	11.3	6.9	9.3	14.3
Other	6.4	1.9	10.0	4.7
Changes in assets and liabilities:
Accounts receivable	(42.9)	(10.2)	(124.9)	(48.9)
Inventories	(13.3)	29.6	(70.3)	1.6
Other current assets	(15.5)	(12.9)	(3.6)	(5.5)
Other assets	(2.8)	(0.5)	(3.6)	(1.7)
Accounts payable	(15.7)	(0.3)	91.2	44.2
Accrued compensation and benefits	12.7	9.5	(6.3)	(10.2)
Other current liabilities	(3.5)	(1.4)	21.4	2.6
Other noncurrent liabilities	(7.4)	(0.4)	(6.2)	0.6

Net cash (used in) provided by operating activities	(24.6)	45.9	(1.1)	42.3

Cash Flows from Investing Activities:
Capital expenditures	(7.1)	(2.7)	(11.3)	(8.0)
Proceeds from sale of property and equipment	1.5	0.3	38.5	0.4
Business acquisitions, net of cash	(98.2)	—	(98.2)	—
Net investment in corporate owned life insurance	(11.4)	—	(11.4)	—

Net cash used in investing activities	(115.2)	(2.4)	(82.4)	(7.6)

Cash Flows from Financing Activities:
Net borrowings (payments) under short-term debt arrangements	157.1	(38.3)	113.4	(17.5)
Principal payments on other debt	(9.1)	(6.7)	(10.6)	(9.3)
Purchase of treasury shares	—	—	—	(6.0)
Dividends paid	(3.9)	(2.3)	(7.0)	(4.7)
Other	4.5	5.6	(2.4)	4.9

Net cash provided by (used in) financing activities	148.6	(41.7)	93.4	(32.6)

Net Increase in Cash and Cash Equivalents	8.8	1.8	9.9	2.1
Cash and Cash Equivalents, Beginning of Period	9.4	2.0	8.3	1.7

Cash and Cash Equivalents, End of Period	$18.2	$3.8	$18.2	$3.8